LOAN AGREEMENT

March 30, 2023

Caitlin L. Jeffs (the “Lender”) of 48 Peter Street, Thunder Bay, Ontario P7A 5H3, advanced total of USD$16,000 (the “Principal Sum”) to Red Metal Resources Ltd. (the “Borrower”) of 1130 Pender Street, West, Unit 820, Vancouver, BC V6E 4A4.  At the request of the Borrower, the funds were wired to the Borrower’s wholly-owned subsidiary, Minera Polymet SpA, with an address at 3260 Baldomero Lillo, Vallenar, Chile.

The Borrower agrees to repay the Principal Sum on demand, together with interest calculated and compounded monthly at the rate of 8% per year (the “Interest”) from the date of this loan agreement.  The Borrower is liable for repayment of the Principal Sum and accrued Interest and any costs that the Lender incurs in trying to collect the Principal Sum and the Interest.

The Borrower will evidence the debt and its repayment of the Principal Sum and the Interest with a promissory note in the attached form.

LENDER	BORROWER
Caitlin L. Jeffs	Red Metal Resources Ltd.

Per:	Per:

/s/ Caitlin L. Jeffs	/s/ Joao da Costa
Caitlin L. Jeffs	Joao da Costa, CFO

PROMISSORY NOTE

Principal Amount: USD$16,000	March 30, 2023

FOR VALUE RECEIVED Red Metal Resources Ltd., (the “Borrower”) promises to pay on demand to the order of Caitlin L. Jeffs (the “Lender”) the sum of $16,000 lawful money of United States of America (the “Principal Sum”) together with interest on the Principal Sum accrued from the date of the Loan Agreement, as explicitly specified in that Loan Agreement dated for reference March 30, 2023 (“Effective Date”) both before and after maturity, default and judgment at the Interest Rate as defined below.

For the purposes of this promissory note, Interest Rate means 8 per cent per year.  Interest at the Interest Rate must be calculated and compounded monthly not in advance from and including the Payment Date (for an effective rate of 8.3% per annum calculated monthly), and is payable together with the Principal Sum when the Principal Sum is repaid.

The Borrower retains the right but not an obligation, to repay the Principal Sum and the Interest in whole or in part at any time.

The Borrower waives presentment, protest, notice of protest and notice of dishonour of this promissory note.

BORROWER

Red Metal Resources Ltd.

Per:

/s/ Joao da Costa

Joao da Costa, CFO